Mesa Labs Reports 27% Increase in Quarterly Net Income

LAKEWOOD, Colo., Aug. 10, 2011 /PRNewswire/ -- Mesa Laboratories, Inc. (NASDAQ: MLAB) (the "Company") today reported a 19 percent increase in revenue and a 27 percent increase in GAAP net income for the first quarter of fiscal 2012 ended June 30, 2011.

Highlights:

  First quarter revenues increased 19% compared to the same period last fiscal year
  First quarter net income increased 27% to $1,679,000 compared to the same period last fiscal year
  First quarter non-GAAP adjusted net income increased 30% to $1,918,000(1)

For the first quarter of fiscal 2012, net sales increased 19 percent to $8,888,000 from $7,455,000 in the same quarter last year. GAAP net income for the quarter increased 27 percent to $1,679,000 or $0.49 per diluted share compared to $1,320,000 or $0.40 per diluted share one year ago.

On a non-GAAP basis (which excludes acquisition related intangible amortization, net of tax effects), adjusted net income for the first quarter ended June 30, 2011 increased 30% to $1,918,000 or $0.56 per diluted share of common stock compared to $1,470,000 or $0.44 per diluted share of common stock last year.

"The sales momentum that Mesa has generated during last fiscal year continued into the first quarter of fiscal 2012," said John J. Sullivan, President and Chief Executive Officer. "We continue to see the positive effects on both sales and profits of the three acquisitions that we completed during the last 18 months. In particular, our Biological Indicators business continues to post double-digit growth, driven by organic revenue increases and revenue added as a result of the recent acquisitions in that product line. During the quarter, we completed the move of the newly acquired Apex product line from the former Apex facility in North Carolina to our Biological Indicators manufacturing facility in Bozeman, Montana. With this move, we expect to realize improved gross margins for this line of products and improved manufacturing control. Overall, we are pleased with the results for the first quarter of our new fiscal year. However, we also understand the fragility of the worldwide economic recovery and will carefully monitor our business going forward."

During the first quarter of fiscal 2012, sales of the Company's instrumentation products and services increased eight percent. The revenue increase in the first quarter was due to organic growth of the three major product brands that make up the instruments segment, especially the Datatrace data logging products.

During the first quarter of fiscal 2012, sales of the Company's Biological Indicator products increased 32 percent, compared to the same period last fiscal year. The increase in Biological Indicator sales during the quarter was due to organic growth of 11 percent with the remaining growth being generated from revenue added through the acquisitions of SGM Biotech in April, 2010 and the Apex products in December, 2010.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2011 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

(1) The non-GAAP measures of adjusted net income and adjusted earnings per share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended June 30,
	2011	2010
Net Sales	$8,888,000	$7,455,000
Cost of Goods	3,500,000	3,074,000
Gross Profit	5,388,000	4,381,000
Operating Expense	2,695,000	2,167,000
Operating Income	2,693,000	2,214,000
Other (Income) & Expense	50,000	12,000
Earnings Before Taxes	2,643,000	2,202,000
Income Taxes	964,000	882,000

Net Income	$1,679,000	$1,320,000

Earnings Per Share (Basic)	$ 0.51	$ 0.41
Earnings Per Share (Diluted)	$ 0.49	$ 0.40

Average Shares (Basic)	3,274,000	3,212,000
Average Shares (Diluted)	3,414,000	3,308,000

BALANCE SHEETS
	(Unaudited)
	June 30	March 31
	2011	2011

Cash and Cash Equivalents	$ 6,054,000	$ 3,546,000
Other Current Assets	12,780,000	13,716,000
Total Current Assets	18,834,000	17,262,000
Property and Equipment	7,303,000	7,308,000
Other Assets	26,065,000	26,414,000

Total Assets	$52,202,000	$50,984,000

Liabilities	$13,966,000	$14,567,000
Stockholders' Equity	38,236,000	36,417,000

Total Liabilities and Equity	$52,202,000	$50,984,000

NON-GAAP ADJUSTED NET INCOME AND NON-GAAP DILUTED EPS RECONCILIATIONS (Unaudited)
		Quarter Ended June 30,
	2011	2010
Net Income	$1,679,000	$1,320,000
Intangibles Amortization	239,000	$150,000
Adjusted Net Income	$1,918,000	$1,470,000
Fully Diluted Shares Outstanding	3,414,000	3,308,000
Adjusted EPS	$0.56	$0.44

The non-GAAP measures of adjusted net income and adjusted earnings per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects. The tax effect is calculated using the average corporate rate for that period multiplied by the elimination. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP earnings per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates our management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both our non-GAAP and our GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income. To gain a complete picture of all effects on the Company's profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core operating business of the company.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to our financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or Steven W. Peterson; CFO, Mesa Laboratories, Inc., +1-303-987-8000